Pricing Supplement dated December 20, 2000                  Rule 424(b)(3)
(To Prospectus dated June 7, 2000 and                       File Nos.  333-42049
Prospectus Supplement dated August 31, 2000)                           333-37922


                      COLONIAL REALTY LIMITED PARTNERSHIP
                         Medium-Term Notes - Fixed Rate

                             CUSIP No. 195896 AL 9
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Aggregate Principal Amount:  $10,000,000                  Interest Rate:  8.08%

Agents Discount or Commission:  .625%            Stated Maturity Date: 12/24/10

Net Proceeds to Issuer $9,937,500                 Original Issue Date: 12/26/00

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Interest Payment Dates: June 1 and December 1, commencing on June 1, 2001


Redemption:

|X|  The Notes cannot be redeemed prior to the Stated Maturity Date.
|_|  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: ______% until Redemption Percentage is 100% of the principal amount

Optional Repayment:
|X|  The Notes cannot be repaid prior to the Stated Maturity Date
|_| The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

     Option Repayment Dates:
     Repayment Price:  _____%

Currency:
     Specified Currency: U.S. Dollars
         (If other than U.S. dollars, see attached)
     Minimum Denominations: $1,000
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount: |_| Yes |X| No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form: |X| Book-Entry |_| Certificated


Principal Amount offered to or through each agent,

$10,000,000      First Union Securities, Inc., acting as |X| agent |_| principal
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If as principal:

|_| The Notes are being offered at varying prices related to prevailing market prices at the time of resale


|_| The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions: